EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4/A of Provident New York Bancorp of our reports dated December 14, 2012, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Provident New York Bancorp for the year ended September 30, 2012, and to the reference to us under the caption “Experts” in the prospectus.

/s/ Crowe Horwath LLP

New York, New York
July 16, 2013